Exhibit 99.1


            Innovex Relocates Corporate Office to Thailand

    COO Dauenhauer to Become President & CEO Murnane to Continue as
                         Chairman of the Board

       Company Is Experiencing Strong Sequential Revenue Growth

   Expects Positive EBITDA in First Half of Fiscal 2008 and Positive
            Operating Income in Second Half of Fiscal 2008

    PLYMOUTH, Minn.--(BUSINESS WIRE)--Oct. 1, 2007--Innovex (Nasdaq:INVX) today announced steps to strengthen its presence in Asia and significantly lower its cost structure by relocating many of its corporate business functions to Lamphun, Thailand by January 2008. William P. Murnane will continue to serve as Chairman of Innovex's board of directors and will continue to be responsible for Innovex's strategic direction.

    "Asia is the hub of electronic manufacturing," stated Murnane. "Innovex derives the vast majority of its revenue from this region and nearly 100 percent of our customers' factories are located in Asia. In addition, our banking partners and most of our suppliers are also based there. Now that we have successfully transferred all of our manufacturing operations to Thailand, it is only logical that we move our corporate offices there to be closer to our customers, suppliers, banking partners and other business partners that are important to our business. The growth in electronics projected for this region presents tremendous opportunities for Innovex, and we need to be closer to these opportunities to fully capitalize on them."

    In connection with the relocation plan, the Company's Board of Directors plans to appoint Terry Dauenhauer, currently Senior Vice President and Chief Operating Officer, to the role of President and Chief Executive Officer on or about December 15, 2007. He will be responsible for execution of the company's business strategy and will oversee all day-to-day operations of the company. Mr. Dauenhauer joined Innovex in 2003 as COO, a position he has held for the past four years. Prior to joining Innovex, Mr. Dauenhauer spent five years at Seagate Technology where he held vice president positions responsible for world wide disk drive product performance and Thailand manufacturing operations. Prior to working at Seagate, he was President of Alphatec and President of NS Electronics, both Thailand based contract manufacturers. Mr. Dauenhauer also held senior engineering and operations positions at National Semiconductor, Fairchild Semiconductor and Texas Instruments. He holds a BS in Electrical Engineering from the University of Illinois and studied Business Administration at the University of Dallas.

    "We are fortunate to have such a capable and seasoned executive ready to expand his corporate leadership role at Innovex," commented Murnane. "Terry has been the driving force behind a strong management team that has transitioned the company into a high quality, low cost provider of high technology flexible circuit solutions. Terry is well qualified and prepared for his new responsibilities."

    As part of the relocation, most administrative, sales and engineering functions will be relocated to Asia. The Company will retain key sales and engineering resources in the U.S. to support its U.S. based customers. In addition, the Company plans to achieve additional cost savings by discontinuing manufacturing activity at its Korat, Thailand facility as the Flex Suspension Assembly product reaches its end of life by the end of the fiscal 2008 second quarter.

    Restructuring charges related to these changes could total up to $4.0 million over the next six months. Included in the total are non-cash asset impairment charges of $300,000 related to the disposition of assets at the Korat location. The remaining expected restructuring charges of approximately $3.7 million are primarily comprised of severance of $2.6 million and contract termination and asset transfer costs of $1.1 million. Most of these charges will be recorded in the fiscal 2008 first quarter with the remainder recorded as the liabilities are incurred over the next six months. Capital expenditures related to the changes will be minimal.

    The Company expects annual cost savings of at least $6.0 million related to these changes by the end of the fiscal 2008 second quarter. Virtually all of the savings will be cash related. Approximately 80% of the savings are expected to reduce general and administrative expenses while the remaining savings will reduce cost of goods sold.

    The company expects sequential quarterly revenue growth of at least 20 percent in the fourth quarter of fiscal 2007 and the first quarter of fiscal 2008 as a result of previously announced new AFC qualifications and new product ramps. Revenue growth combined with the additional cost savings generated by relocating corporate offices to Thailand is expected to allow the company to generate positive EBITDA during the first half of fiscal 2008 and positive operating income during the second half of fiscal 2008.

    Conference Call

    Innovex will conduct a conference call for investors beginning at 11:00 a.m. Eastern Time (ET) on Monday, October 1, 2007. During the conference call, Mr. Murnane and senior managers will discuss the Company's future.

    To listen to the live conference call, dial 785-830-1916 and ask for conference ID "Innovex." A replay of the call will be available 12:00 p.m. ET on Monday, October 1, 2007 through 11:59 p.m. ET on Wednesday, October 3, 2007. To access the replay, dial 402-220-1347 and ask for conference ID "Innovex."

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward Looking Statements

    Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of restructuring charges, difficulties in transitioning corporate business functions to Thailand, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


    CONTACT: INNOVEX, INC.
             Douglas W. Keller, VP - Finance, 763-383-4000
             Facsimile: 763-383-4091
             http://www.innovexinc.com